Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS’ INTRALESIONAL PV-10 AND CO-INHIBITORY BLOCKADE DATA TO BE PRESENTED AT SITC 29th ANNUAL MEETING

Poster Presentation Scheduled for Saturday, November 8, 2014, From 12:30 To 2:00 pm, and Again From 6:00 To 7:30 pm

KNOXVILLE, TN, October 15, 2014 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that Shari Pilon-Thomas, Ph.D. from the Moffitt Cancer Center will present the abstract titled “Efficacy of Intralesional Injection with PV-10 in Combination with Co-Inhibitory Blockade in a Murine Model of Melanoma,” at the Society for Immunotherapy of Cancer [SITC] 29th Annual Meeting in two time slots on Saturday, November 8: 12:30 pm - 2:00 pm and 6:00 pm - 7:30 pm.

Dr. Craig Dees, Ph.D., CEO of Provectus, said, “Dr. Pilon-Thomas and her team at Moffitt have been doing very interesting work assessing the potential combinations of PV-10 with immune checkpoint inhibitors for melanoma. Their work may be an important step forward as part of our corporate strategy for addressing unmet need in late stage melanoma patients and in other uses of PV-10.”

The SITC 29th Annual Meeting in National Harbor, Maryland, runs from November 6-9, 2014. The abstracts are expected to post online November 6.

About The Society for Immunotherapy of Cancer (SITC)

The Society for Immunotherapy of Cancer (SITC) is a 501 (c)(3) non-profit society of medical professionals. Recent advances in immunology and biology have opened up new horizons in the field of cancer therapy, with an upsurge in the integration of new biologic agents into clinical practice. With several high-caliber scientific meetings with a focus on clinical and translational aspects of biologic approaches to cancer treatment and numerous networking opportunities unique to this organization, the Society for Immunotherapy of Cancer (SITC) has developed into the premier destination for interaction and innovation in the cancer immunology and immunotherapy community. The goals of SITC are directed towards the rapid dissemination of information in these areas to expedite the safe transfer of both basic and applied research to the clinical setting.

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About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, and June 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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